Exhibit 23.1

Consent of Independent Auditors

The Board of Directors and Stockholders

Central Steel and Wire Company:

We consent to the incorporation by reference, in the registration statements (No. 333-215381 and No. 333-211966) on Form S-3 and the registration statement (No. 333-202816) on Form S-8 of Ryerson Holding Corporation, of our report dated February 26, 2018, with respect to the consolidated balance sheets of Central Steel and Wire Company as of December 31, 2017 and 2016, and the related consolidated statements of operations and earnings reinvested in business, cash flows and comprehensive income (loss) for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), which report appears in the Form 8-K of Ryerson Holding Corporation dated July 31, 2018.

/s/ KPMG LLP

Chicago, Illinois

July 27, 2018